                     THIS CONTRACT IS SUBJECT TO ARBITRATION
                       UNDER THE TEXAS GENERAL ARBITRATION
                        ACT, TEXAS REVISED CIVIL STATUTES
                              ARTICLE 224 ET. SEQ.








                          AGREEMENT AND PLAN OF MERGER



                            dated as of May 22, 1996,



                                      among



                            RAC Financial Group, Inc.

                         FirstPlus Financial West, Inc.

                           Mortgage Plus Incorporated

                              and the Shareholders

                                TABLE OF CONTENTS


                                                                            Page

AGREEMENT AND PLAN OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 1  THE MERGER, EFFECTIVE TIME, PRICE  . . . . . . . . . . . . . . . .  1
     1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2   Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3   Consummation of the Merger . . . . . . . . . . . . . . . . . . . .  2
     1.4   Certificate of Incorporation; Bylaws; Directors and Officers . . .  2
     1.5   Conversion of Securities . . . . . . . . . . . . . . . . . . . . .  2
     1.6   No Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.7   Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .  3
     1.8   Taking of Necessary Action; Further Action . . . . . . . . . . . .  3

ARTICLE 2  REPRESENTATIONS AND WARRANTIES RACF AND MERGER SUB . . . . . . . .  4
     2.1   Organization and Qualification . . . . . . . . . . . . . . . . . .  4
     2.2   Authority Relative to Agreement. . . . . . . . . . . . . . . . . .  4
     2.3   No Prior Activities. . . . . . . . . . . . . . . . . . . . . . . .  4
     2.4   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.5   Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
           SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.1   Organization, Good Standing, Power, etc. . . . . . . . . . . . . .  5
     3.2   Authorized Capitalization of the Company . . . . . . . . . . . . .  5
     3.3   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     3.4   Effect of Agreement. . . . . . . . . . . . . . . . . . . . . . . .  6
     3.5   Financial Statements and Net Worth . . . . . . . . . . . . . . . .  7
     3.6   Absence of Certain Changes or Events . . . . . . . . . . . . . . .  8
     3.7   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.8   Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.9   Personal Property. . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.10  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.11  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.12  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.13  Patents, Trademarks, Franchises, etc.. . . . . . . . . . . . . . . 14
     3.14  Loans, Notes, Accounts Receivable and Accounts Payable . . . . . . 14
     3.15  Corporate Documents, Books and Records . . . . . . . . . . . . . . 14
     3.16  Absence of Sensitive Payment . . . . . . . . . . . . . . . . . . . 14
     3.17  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

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     3.18  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.19  Employee Plans . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.20  Transactions with Related Parties. . . . . . . . . . . . . . . . . 17
     3.21  Directors and Officers; Banks. . . . . . . . . . . . . . . . . . . 18
     3.22  Ownership, Quality and Location of Material Assets . . . . . . . . 18
     3.23  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . 18
     3.24  Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.25  Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.26  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE
           SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.1   Title to Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.2   Effect of Agreement on Shareholders. . . . . . . . . . . . . . . . 19
     4.3   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.4   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.5   Investor Status. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.6   Absence of Market. . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.7   Access to Information. . . . . . . . . . . . . . . . . . . . . . . 20
     4.8   No Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.9   Investment Purposes. . . . . . . . . . . . . . . . . . . . . . . . 21
     4.10  Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 5  CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . 21
     5.1   Conduct of Business by the Company Pending the Merger. . . . . . . 21
     5.2   Conduct of Business by Belleview Pending the Merger. . . . . . . . 23

ARTICLE 6  COVENANTS OF RACF. . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.1   Employment Agreements. . . . . . . . . . . . . . . . . . . . . . . 23
     6.2   Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . 23
     6.3   Capital Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.4   Information to Lender. . . . . . . . . . . . . . . . . . . . . . . 24
     6.5   Warehouse Credit Line. . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 7  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS. . . . . . . . . . . 24
     7.1   No Shopping. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     7.2   Approval of Merger . . . . . . . . . . . . . . . . . . . . . . . . 24
     7.3   Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     7.4   General Prohibition on Transfer. . . . . . . . . . . . . . . . . . 24
     7.5   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.6   Confidential Information . . . . . . . . . . . . . . . . . . . . . 25
     7.7   Agreement Not to Compete . . . . . . . . . . . . . . . . . . . . . 26
     7.8   Agreement Not to Solicit Customers and Employees . . . . . . . . . 26
     7.9   Independent Covenants. . . . . . . . . . . . . . . . . . . . . . . 26
     7.10  Injunctive Relief. . . . . . . . . . . . . . . . . . . . . . . . . 26

     7.11  Repayment of Shareholder Loans . . . . . . . . . . . . . . . . . . 26

ARTICLE 8  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . 26
     8.1   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     8.2   Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . 27
     8.3   Notification of Certain Matters. . . . . . . . . . . . . . . . . . 27
     8.4   Access to Information. . . . . . . . . . . . . . . . . . . . . . . 27
     8.5   Information for Other Filings. . . . . . . . . . . . . . . . . . . 28
     8.6   Actions by Shareholders. . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 9  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     9.1   Conditions to Obligation of Each Party to Effect the Merger. . . . 29
     9.2   Additional Conditions to the Obligation of the Company . . . . . . 29
     9.3   Additional Conditions to the Obligations of RACF and Merger Sub. . 30

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . 32
     10.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . 32
     10.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     10.4  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 11 INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     11.1  Indemnification by Shareholders. . . . . . . . . . . . . . . . . . 33
     11.2  Indemnification by RACF and Merger Sub . . . . . . . . . . . . . . 33
     11.3  Procedures for Resolution and Payment of Claims for
           Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     11.4  Minimum Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE 12 GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.1  Public Statements. . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.3  Representations and Warranties . . . . . . . . . . . . . . . . . . 36
     12.4  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.5  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.6  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . 37

AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE . . . . . . . . . . . . . . . . . 38

Schedules
     Schedule A - Directors and Officers
     Schedule B - Shareholders of the Company

Exhibits

     Exhibit A - Registration Rights Agreement
     Exhibit B - Form of Opinion for RACF

     Exhibit C - Form of Opinion for Company
     Exhibit D - Shareholder Release

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 22, 1996, is among RAC Financial Group, Inc., a Nevada corporation ("RACF"), FirstPlus Financial West, Inc., a Delaware corporation and a subsidiary of RACF ("Merger Sub"), Mortgage Plus Incorporated, a Delaware corporation (the "Company"), and the shareholders of the Company set forth on the signature page hereto which execute this Agreement (the "Shareholders"). The Company and Merger Sub are hereinafter collectively referred to as the "Constituent Corporations".

     Whereas, RACF, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company, have each approved the merger of Merger Sub into the Company in accordance with the Delaware General Corporation Law (the "Delaware Law") and the provisions of this Agreement; the Board of Directors of the Company has directed that the Merger, as hereinafter defined, be submitted for approval by the Shareholders of the Company; and

     Whereas, the parties hereto intend that the merger of Merger Sub into the Company qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, RACF, Merger Sub, the Company and the Shareholders hereby agree as follows:

                                    ARTICLE 1
                        THE MERGER, EFFECTIVE TIME, PRICE

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement and the Delaware Law, Merger Sub shall be merged (such merger being herein referred to as the "Merger") with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company hereinafter sometimes is referred to as the "Surviving Corporation."

     1.2 EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of said Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective
Constituent Corporations shall thenceforth attach to the Surviving
Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     1.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 9 hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

     1.4 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical with the Certificate of Incorporation and bylaws of the Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the Delaware Law. The name of the Surviving Corporation shall be FirstPlus Financial West, Inc. The initial directors of the Surviving Corporation shall be the persons listed as directors on Schedule A hereto. At the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time. Such directors and officers shall serve in such capacities until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws and the Delaware Law.

     1.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of RACF, Merger Sub, the Company or the holder of any of the shares (the "Shares") of common stock, no par value (the "Common Stock") of the Company:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares which are owned by any direct or indirect subsidiary of the Company, and Shares held in the treasury of the Company) shall be canceled and retired and be converted into and become a right to receive 131.73061 shares of common stock, par value $0.01 per share, of RACF (the "RACF Shares"), subject to the provisions of Section 1.5(e) hereof. Each certificate which, immediately prior to the Effective Date, represented any Share of Common Stock of the Company shall at the Effective Date and thereafter be deemed for all purposes to represent the right to receive the number of RACF Shares into which the Shares of the Company represented by such certificate have been or may be converted pursuant to this Section 1.5(a).

          (b) Each Share which is held in the treasury of the Company or which is owned by any direct or indirect subsidiary of the Company shall be canceled and retired, and shall cease to exist, without any conversion thereof into RACF Shares, or the right to receive RACF Shares.

          (c) Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (d) Any options, warrants or rights to acquire Shares of the Company, or to acquire securities convertible into Shares of the Company, outstanding immediately prior to the Effective Date, shall by virtue of the Merger be cancelled and retired and shall cease to exist, without conversion thereof into the right to receive RACF Shares.

          (e) No fractional RACF Shares, and no certificates or scrip representing such fractional RACF Shares, shall be issued; no dividend or distribution of RACF Shares shall relate to any fractional RACF Share, and such fractional RACF Share interests will not entitle the holder thereof to vote or to any rights of a shareholder. In lieu of any fractional RACF Share, RACF shall pay to each holder of Shares who otherwise would be entitled to receive a fractional RACF Share an amount of cash (without interest) determined by multiplying (A) $30.00 times (B) the fractional RACF Share interest to which such holder would otherwise be entitled.

     1.6 NO TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the RACF Shares issuable under this Agreement.

     1.7 EXCHANGE OF CERTIFICATES. Upon surrender to RACF of a certificate for Shares of the Company, duly executed by the holder thereof, the holder of such certificate shall be entitled to receive as soon as practical in exchange therefor certificates representing the number of RACF Shares into which the Share represented by the certificate so surrendered shall have been converted pursuant to Section 1.5(a), and the certificate so surrendered shall be cancelled.

     1.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of RACF, Merger Sub, the Shareholders and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Delaware Law or federal law as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                               RACF AND MERGER SUB

     RACF and Merger Sub jointly and severally represent and warrant the following:

     2.1 ORGANIZATION AND QUALIFICATION. Each of RACF and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power to carry on its business as now conducted. Copies of the charter documents and bylaws of Merger Sub heretofore delivered to the Company are accurate and complete as of the date hereof.

     2.2 AUTHORITY RELATIVE TO AGREEMENT. Each of RACF and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by RACF and Merger Sub and the consummation by RACF and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of RACF and Merger Sub and by RACF as the sole shareholder of Merger Sub as of the date of this Agreement, and no other corporate proceedings on the part of RACF or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by RACF and Merger Sub and (assuming that it has been duly executed and delivered by the Company) constitutes a legal, valid and binding obligation of each such company, enforceable against each such company in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion. Other than in connection with or in compliance with the provisions of the Delaware Law, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by RACF or Merger Sub of the transactions contemplated by this Agreement except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not have a materially adverse effect on the condition (financial or other), business or operations of RACF and Merger Sub or the transactions contemplated by this Agreement.

     2.3 NO PRIOR ACTIVITIES. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the performance hereof and the consummation of the transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub has not engaged, directly or indirectly, in any material business activities or entered into any material agreements or arrangements with any person or entity.

     2.4 BROKERS. RACF and Merger Sub represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of RACF or the Merger Sub other than the fees of Bear, Stearns & Co. Inc. payable by RACF.

     2.5 EFFECT OF AGREEMENT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate or result in a breach of any provision of the charter documents or bylaws of RACF or Merger Sub or any law, rule, regulation or ordinance applicable to RACF or Merger Sub.

     2.6 LEGAL PROCEEDINGS. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which RACF or Merger Sub is a party which involve the transactions contemplated herein.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY AND THE SHAREHOLDERS

     The Company and each of the Shareholders jointly and severally represent and warrant to RACF and Merger Sub as follows in Section 3.1 through
Section 3.26, inclusive:

     3.1  ORGANIZATION, GOOD STANDING, POWER, ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the Certificate of Incorporation and bylaws of the Company heretofore delivered to RACF and Merger Sub or their representatives by the Company are true and complete as of the date hereof. Each of such Certificate of Incorporation and bylaws is in full-force and effect, and the Company is not in violation or breach of any of the provisions of its Certificate of Incorporation or bylaws.

          (b) The Company has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Company and no other corporate proceedings on the part of the Company is necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders and (assuming that it has been duly executed and delivered by RACF and Merger Sub), constitutes a legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally from time to time in effect and except that equitable remedies are subject to judicial discretion.

     3.2 AUTHORIZED CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists solely of 10,000 shares of common stock, no par value, of which 6,073 shares are validly issued and outstanding, fully paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate the Company to issue or sell any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock or securities convertible into or exchangeable for such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     3.3 SUBSIDIARIES. (a) Other than the ownership of membership interests in Belleview Appraisal LLC, a Colorado limited liability company ("Belleview"), the Company does not own any direct or indirect interest in any corporation or business activity and the Company is not a participant in any partnership or any joint venture with any third party.

     (b) Belleview is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Belleview is duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the Articles of Organization of Belleview heretofore delivered to RACF and Merger Sub or their representatives by the Company are true and complete as of the date hereof. Such Articles of Organization are in full-force and effect, and Belleview is not in violation or breach of any of the provisions of its Articles of Organization or the Colorado limited liability Company Act. Belleview has not adopted, nor is Belleview required to adopt, a written Operating Agreement. No proceedings or consent on the part of Belleview is necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

     (c) The Company owns 100% of the outstanding membership interests in Belleview. The Company's membership interest in Belleview is validly issued and outstanding, fully paid and non-assessable. Except as disclosed on Schedule 3.3(b), there are no other membership interests in Belleview outstanding nor any outstanding or authorized subscriptions, options, warrants, calls, rights (including any preemptive rights), commitments, or other agreements of any character whatsoever which obligate or may obligate Belleview to issue or sell any additional interests or any securities convertible into or evidencing the right to subscribe for any interests or securities convertible into or exchangeable for such interests. There are no outstanding contractual obligations of the Company or Belleview to repurchase, redeem or otherwise acquire any outstanding ownership interests in Belleview or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     3.4 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority, except as set forth in
Schedule 3.4 hereto. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Company or Belleview is a party or is bound or to which any of their assets are subject,
(ii) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of the Company or Belleview, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or Belleview or by which any of their properties or assets are bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or Belleview pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company or Belleview is a party or by which the Company or Belleview or any of their assets is bound or affected.

     3.5  FINANCIAL STATEMENTS AND NET WORTH.

          (a) The Company has delivered to RACF and Merger Sub or their representatives audited financial statements of the Company as at April 30, 1995, and for the year then ended, including, without limitation, a statement of consolidated operations and retained earnings, balance sheet, statement of changes in financial position, and all notes relating thereto (the "1995 Financial Statements") which have been certified by KPMG Peat Marwick, the independent public accountants of the Company.

          (b) The Company has also delivered to RACF and Merger Sub or their representatives unaudited consolidated financial statements of the Company as of March 31, 1996, and for the 11-months period then ended, consisting of a balance sheet, statement of operations, and statement of cash flow certified by the chief financial officer of the Company (the "Interim Financial Statements").

          (c) The Company has also delivered to RACF and Merger Sub or their representatives unaudited financial statements of Belleview as of March 31, 1996, and for the period inception through March 31, 1996 then ended, consisting of a balance sheet, statement of operations, and statements of cash flow certified by the chief financial officer of Belleview (the "Belleview Financial Statements").

          (d) The 1995 Financial Statements, the Interim Financial Statements and the Belleview Financial Statements (collectively, the "Financial Statements") (i) are in accordance with the books and records of the Company or Belleview, as the case may be, (ii) except as set forth therein (including the notes thereto), have been prepared in accordance with generally accepted accounting principles (including adequate provisions for reserves for all loans), consistently applied throughout the periods involved; and (iii) fairly represent both the financial condition of the Company and Belleview and the results of operations as at the dates and for the periods therein specified.

          (e) There are no liabilities of the kind required by generally accepted accounting principles to be reflected, noted or reserved against on the balance sheets of the Company or Belleview as of December 31, 1995 and March 31, 1996, except those which have been reflected, noted or reserved against in the Financial Statements. All loan reserves established by the Company are adequate. Neither the Company nor Belleview is directly or indirectly liable to or obligated to provide funds in respect of or to guarantee or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements. All liabilities of the Company and Belleview can be prepaid without penalty at any time.

          (f) Except for the reserves applicable thereto, the notes and accounts receivable of the Company included on the Interim Financial Statements, other than those collected prior to the Effective Time, will, as of the Effective Time, constitute valid and collectible receivables and are not subject to any defense or setoff. As to the notes and accounts receivable set forth on the Interim Financial Statements, the applicable reserve shall be the reserve set forth on said statements. As to the notes and accounts receivable arising between March 31, 1996 and the Effective Time, the applicable reserves shall be in accordance with the current practice of the Company, but in no event less than at March 31, 1996. In determining whether an account has been paid, any payments received on the account shall be applied to the oldest unpaid entry in the account. The amount of uncollectible receivables of the Company as of the Effective Time shall not exceed the reserves of the Company applicable thereto as of the Effective Time and all receivables and payments on notes of the Company as of the Effective Time less an amount equal to the reserves of the Company applicable thereto shall be collected within six months after the Effective Time.

          (g) The net worth of the Company as of April 30, 1996 and as of the Effective Time shall be not less than $1,600,000.

          (h) The fair market value of all assets of the Company excluding promissory notes and mortgages does not equal or exceed $15,000,000 on or after April 30, 1996 through the Effective Time.

     3.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in
Schedule 3.6, since March 31, 1996:

          (a) neither the Company nor Belleview has incurred any obligation or liability in excess of ten thousand dollars ($10,000) (contingent or otherwise), except current liabilities incurred in the ordinary course of business;

          (b) neither the Company nor Belleview has discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise) in excess of ten thousand dollars ($10,000), except current liabilities outstanding on the applicable date set forth above, current liabilities incurred since such date in the ordinary course of business and obligations and liabilities under contracts listed in Schedule 3.10 hereto;

          (c) neither the Company nor Belleview has mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets or properties, except in the ordinary course of business;

          (d) neither the Company nor Belleview has sold, transferred, leased or otherwise disposed of any of its assets or properties, except in the ordinary course of business and for a fair consideration;

          (e) neither the Company nor Belleview has canceled or compromised any debt owed to it or claim by it, except in the ordinary course of business;

          (f) neither the Company nor Belleview has knowingly and expressly waived or released any rights of substantial value;

          (g) neither the Company nor Belleview has sold, assigned, transferred or granted any rights under any licenses, franchises, patents, inventions, trademarks, service marks, trade names, or copyrights or rights with respect to any know-how or other intangible assets, which sale, assignment, transfer or grant would have an adverse effect on it;

          (h) neither the Company nor Belleview has amended or terminated any contract, franchise, agreement or license to which it is a party, which amendment or termination would have an adverse effect on it;

          (i) neither the Company nor Belleview has knowingly disposed of or permitted to lapse any rights for the use of any patent, trademark, service mark, trade name or copyright or knowingly disposed of or disclosed to any person not an employee, supplier, broker, distributor or customer any trade secret, process or know-how not theretofore a matter of public knowledge, which dispositions or disclosures would have an adverse effect on it;

          (j) neither the Company nor Belleview has terminated the employment of any department head or officer of either the Company or entered into
     (i) any written employment agreement or (ii) any oral employment agreement not terminable without penalty by any party thereto upon 60 days notice;

          (k) neither the Company nor Belleview has increased the rate of compensation or bonus payments payable or to become payable to any of its officers or directors

     (including, without limitation, any payment of or promise to pay any bonus or special compensation);

          (l) neither the Company nor Belleview has declared any dividend or made any payment or distribution to its shareholders;

          (m) neither the Company nor Belleview has purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its shares of capital stock or other equity securities, or agreed to do so, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or any evidence of indebtedness or other securities

          (n) neither the Company nor Belleview has entered into any other transaction, contract or commitment other than in the ordinary course of business;

          (o) neither the Company nor Belleview has agreed to do any of the things described in the preceding clauses (a) through (n);

          (p) there has not been any material adverse change in the financial condition, business or results of operations of the Company or Belleview;

          (q) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the property or business of the Company or Belleview; and

          (r) there has not been any material change in the operation of the business of the Company or Belleview or any material transactions entered into, except such changes and transactions occurring in the ordinary course of business and not otherwise required to be disclosed pursuant to this
     Section 3.6.

     3.7 TAXES. Except as disclosed in Schedule 3.7 hereto, the Company and Belleview have timely filed or caused to be timely filed (including allowable extensions) all federal, state, local foreign and other tax returns for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, franchise taxes and all other taxes of every kind whatsoever which are required by law to have been filed. The Company and Belleview have paid or caused to be paid all taxes, assessments, fees, penalties and other governmental charges which have become due pursuant to said returns and all other taxes, assessments, fees, penalties and other governmental charges which have become due and payable. Neither the Company nor Belleview has filed or entered into any election, consent or extension agreement that extends the applicable statute of limitations with respect to its liability for taxes, except as set forth in
Schedule 3.7 hereto. The provisions for income and other taxes reflected in the balance sheet included in the 1995 Financial Statements and the Interim Financial Statements make adequate provision for all accrued and unpaid taxes of the Company, whether or not disputed, and the Company has made and will continue to make adequate provision for such taxes on its books and records until the Effective Time, including any taxes arising from the transactions contemplated by this Agreement; provided however, no provision has been made or will be made in the Financial
Statements for any taxes resulting from any tax election made by the Surviving Corporation subsequent to the Effective Time. Except as set forth in Schedule 3.7 hereto, neither the oCmpany nor Belleview is a party to any action or proceeding pending or threatened by any governmental authority for assessment or collection of taxes; no unresolved claim for assessment or collection of such taxes has been asserted against the Company or Belleview, and no audit or investigation by state or local government authorities is under way. Except for liabilities asserted, or which may be asserted, in actions or proceedings or as a result of audits or investigations listed in
Schedule 3.7 hereto, there is and will be no further liability for any such taxes, whether by future deficiency assessments or otherwise, and no interest or penalties accrued or accruing with respect thereto. The Company has delivered to RACF and Merger Sub or their representatives copies of the federal income and state franchise tax returns of the Company and Belleview for the taxable years ended in 1993, 1994 and 1995 and all state sales tax reports and returns of the Company and Belleview for the period between January 1, 1993 and the date of this Agreement, and the taxes paid and payable, as reflected in all such returns and reports, state accurately the total tax payable for the periods designated.

     3.8  REAL PROPERTY.

          (a) Schedule 3.8 contains a complete and accurate list of all real property leased by the Company or Belleview (the "Schedule 3.8 property"). Neither the Company nor Belleview own any real property. All improvements on the Schedule 3.8 property are in good condition and repair, reasonable wear and tear excepted.

          (b) Except as disclosed in Schedule 3.8, there are no existing leases, subleases, tenancies, licenses, contracts or other agreements relating to the Schedule 3.8 property to which the Company or Belleview is a party (the "Leases"), and the Company has delivered to RACF and Merger Sub or their representatives true and complete copies of all of the Leases of the Schedule 3.8 property.

          (c) Except as disclosed in Schedule 3.8, (i) each of the Leases to the Company or Belleview of the Schedule 3.8 property is valid, and neither the Company nor Belleview, nor to the knowledge of the Company, any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or Belleview or, to the knowledge of the Company, any other party thereto and (ii) the Company has not received notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

          (d) None of the Schedule 3.8 property has ever been used by the Company or Belleview or, to the knowledge of the Company, by any previous owners and/or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous wastes or substances and neither the Company nor Belleview has not used in the past any of the
     Schedule 3.8 property for the principal or primary purpose of generating, manufacturing, refining, producing, storing, handling, transferring, processing or transporting of hazardous wastes or substances.

          (e) The Company and Belleview have all easements of ingress and egress necessary for all operations conducted by it from the real properties referred to in Schedule 3.8; and none of such properties has been condemned, requisitioned or otherwise taken by any public authority, and no such action is threatened or, to the knowledge of the Company, contemplated.

     3.9  PERSONAL PROPERTY.

          (a) Schedule 3.9 contains a complete and accurate list as of March 31, 1996, of all personal property owned by the Company or Belleview (other than any nonmaterial personal property having a value less than $500.00) and all personal property whether owned or not subject to any (i) lease,
     (ii) license, (iii) rental agreement, (iv) contract of sale or (v) other agreement to which the Company or Belleview is a party. The personal property set forth on Schedule 3.9, other than personal property disposed of in the ordinary course of business since March 31, 1996, all other personal property acquired by the Company or Belleview since March 31, 1996 and all personal property subjected, subsequent to March 31, 1996, to any of the agreements described in (i) through (v) of the preceding sentence is hereafter referred to as the "Schedule 3.9 property".

          (b) Except as otherwise described in Schedule 3.9, the Schedule 3.9 property is (i) free and clear of all liens, other than liens for taxes not yet due and payable, mortgages, pledges, security interests, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any nature whatsoever, and (ii) is in good operating condition and repair, reasonable wear and tear excepted. The Schedule 3.9 property, taken as a whole, is reasonably fit and usable for the purposes for which it is being used, reasonably sufficient for all current operations and business of the Company, and conforms with all applicable ordinances, regulations and laws. Each lease, license, rental agreement, contract of sale or other agreement to which any Schedule 3.9 property is subject is valid and neither the Company nor Belleview nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or Belleview or, to the knowledge of the Company, any other party thereto. The Company has not received notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.
     No Schedule 3.9 property is subject to any lease, license, contract of sale or other agreement that is adverse to the business, properties or financial condition of the Company.

     3.10 CONTRACTS. Schedule 3.10 contains a complete and accurate list of (i) all oral contracts the performance of which is required by any party thereto as a result of the consummation of the transactions contemplated by this Agreement,
(ii) all oral contracts not
terminable without penalty by any party thereto upon 60 days notice and (iii) all written contracts involving a present or future obligation by any party of an amount in excess of $5,000 individually or in the aggregate with respect to multiple contracts of the same type (except as otherwise specified below), to which the Company or Belleview is a party, true and complete copies or summaries of each of which have been delivered to RACF and Merger
Sub or their representatives by the Company, including, without limitation, any:

          (a) mortgage, security agreement, chattel mortgage or conditional sales agreement or any similar instrument or agreement, involving a present or future obligation of an amount in excess of $5,000;
          (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

          (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits, excluding vending machine revenue sharing agreements with the site operator;

          (d) lease of personal property to the Company involving a present or future obligation of an amount in excess of $5,000;

          (e)  franchise agreements;

          (f)  non-competition agreements;

          (g)  broker or distributorship contracts;

          (h) advertising, marketing and promotional agreements (including, but not limited to, any agreements providing for discounts and/or rebates), involving a present or future obligation of an amount in excess of $5,000; or

          (i) agreements with suppliers, involving a present or future obligation of an amount in excess of $5,000.

          Except as disclosed in Schedule 3.10, all contracts and leases referred to in Schedule 3.10 are valid and enforceable, each of the Company and Belleview has performed all obligations imposed upon it thereunder, and neither the Company nor Belleview, nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or Belleview, or, to the knowledge of the Company, any other party thereto.

     3.11 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.11, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or Belleview, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or Belleview is a party, which involve the transactions contemplated herein or which would have an adverse effect upon the business, business prospects, assets or financial condition of the Company. Except as set forth in Schedule 3.11, neither the Company nor Belleview is presently engaged in or contemplating any legal action to recover moneys due to it or damages sustained by it. Neither the Company nor Belleview is in violation of or in default with respect to any applicable judgment, order, writ, injunction or decree, the effect of which may be adverse to the Company or Belleview.

     3.12 LABOR MATTERS. There are no controversies pending or, to the best knowledge of the Company, threatened between the Company or Belleview and any of their employees. The Company and Belleview have complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, safety and the payment of withholding and social security and similar taxes, and neither the Company nor Belleview have any liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

     3.13 PATENTS, TRADEMARKS, FRANCHISES, ETC.  A true and complete list of
(i) all patents, patent applications, patent agreements, license arrangements relating to patents, consulting agreements relating to patents, trademark registrations and applications therefor, trade names, service marks and copyright registrations and applications therefor, and franchises and franchise agreements to which the Company or Belleview is a party or which are used in their businesses and are owned by or licensed to the Company or Belleview and
(ii) any interference actions or adverse claims made or, to the best knowledge of the Company threatened in respect thereof and any claims made or, to the best knowledge of the Company, threatened for alleged infringement thereof, is set forth in Schedule 3.13. All patents and trademarks listed on Schedule 3.13 as being owned by the Company or Belleview and registered in the U.S. Patent Office have been duly issued or registered therein, all such registrations have been validly issued and all are in full force and effect. Neither the Company nor Belleview in their operations infringes any valid patent, trademark, trade name, service mark or copyright of any other person or entity. All agreements listed in Schedule 3.13 are valid and enforceable, each of the Company and Belleview have performed all obligations imposed upon it thereunder, and neither the Company nor Belleview nor, to the knowledge of the Company, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by the Company or Belleview, or, to the knowledge of the Company, any other party thereto.
Neither the Company nor Belleview has received notice that any party to any such agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

     3.14 LOANS, NOTES, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The loans, notes and accounts receivable reflected in the Financial Statements and all such loans, notes and accounts receivable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions of the Company and Belleview, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are in conformity with generally accepted accounting principles. Accounts payable of the Company and Belleview reflected in such Financial Statements and all accounts payable arising after the applicable dates of such Financial Statements arose, and have arisen, from bona fide transactions.

     3.15 CORPORATE DOCUMENTS, BOOKS AND RECORDS. The Company has furnished or made available to RACF and Merger Sub or their representatives for their examination true, correct and complete copies of (i) the Certificate of Incorporation and bylaws of the Company, including all amendments thereto;
(ii) the minute book of the Company; (iii) the stock transfer book of the Company; and (iv) the Articles of Organization and Operating Agreement of Belleview.

     3.16 ABSENCE OF SENSITIVE PAYMENT. Neither the Company nor Belleview has made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company were or would be a violation of applicable law.

     3.17 INSURANCE. All of the policies of insurance and bonds presently in force with respect to either the Company or Belleview including, without limitation, fire, liability and other insurance, are listed in Schedule 3.17, and valid policies for such insurance as are shown to be in effect on the date of this Agreement will be outstanding and duly in force at the Effective Time. The insurance policies maintained by the Company or Belleview (i) are in such amounts and provide for such premiums and deductibles as ordinarily maintained by other companies in businesses similar to the Company and Belleview and
(ii) insure the Company and Belleview against losses and damages ordinarily insured against by other companies in businesses similar to the Company and Belleview. The Company has delivered or made available to RACF and Merger Sub or their representatives true and complete copies of each insurance policy listed in Schedule 3.17.

     3.18 EMPLOYEES.

          (a) Schedule 3.18 includes (i) a detailed payroll register for each of the Company and Belleview for the payroll period ended March 31, 1996, together with a listing of department and job codes and (ii) an organization chart of the Company.

         (b) Except as disclosed in Schedule 3.18, neither the Company nor Belleview is a party to any:

          (i) management, employment or other contract providing for the employment or rendition of executive services;

          (ii) contract for the employment of any employee which is not terminable by either the Company or Belleview on 30 days' notice;

          (iii) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement (including without limitation Christmas bonuses and similar year end bonuses);

          (iv) collective bargaining agreement or other agreement with any labor union or other employee organization and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others; or

          (v) any other employment contract or other compensation agreement or arrangement affecting or relating to current or former employees of the Company or Belleview.

     3.19 EMPLOYEE PLANS.

          (a) Schedule 3.19 sets forth all employee pension benefit plans (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) which are maintained by the Company or Belleview and designed to be qualified under Section 401(a) of the Internal Revenue Code (the "Code").

          (b) neither the Company nor Belleview has maintained an employee pension benefit plan other than the plans described in Schedule 3.19 which is designed to be qualified under Section 401(a) of the Code. To the best knowledge of the Company, each of the Company and Belleview is and has at all times been in compliance with all applicable provisions of ERISA, all regulations promulgated under ERISA or the Code and other federal and state statutes and regulations relating to such employee pension benefit plans. No event has occurred or, to the knowledge of the Company, is threatened or about to occur that would constitute a reportable event within the meaning of Section 4043(b) of ERISA, and no notice of termination has been filed by a plan administrator pursuant to Section 4041 or 4041A of ERISA or issued by the Pension Benefit Guaranty Corporation ("PBGC") pursuant to
     Section 4042 of ERISA with respect to any employee pension benefit plan of the Company subject to ERISA. The plans identified in Schedule 3.19 have been determined by the Internal Revenue Service to constitute plans qualified under Section 401(a) of the Code, and nothing has occurred since the date of any such determination that has adversely affected such qualification.

          (c) Full payment has been made of all amounts that each of the Company and Belleview is required under the terms of all employee pension benefit plans to have paid as contributions to such plans, and no accumulated funding deficiency (as defined in

    Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan. Each of the Company and Belleview has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each employee pension benefit plan and each plan year thereof for which such premiums are required.

          (d) As of the Effective Date all employee pension benefit plans which are designed to meet the requirements of Section 401(a) of the Code will be sufficiently funded so that no funding liability would result if such plans were terminated as of such date. The funding method used in connection with each employee pension benefit plan is acceptable under ERISA, the actuarial assumptions used in connection with funding such employee pension benefit plan in the aggregate are reasonable (taking into account the experience of such employee pension benefit plan and reasonable expectations).

          (e) The Company and Belleview maintain employee pension benefit plans which are not designed to be qualified under Section 401(a) of the Code as listed on Schedule 3.19. The participants in such plans, the actuarially determined present value at the date set forth on Schedule 3.19 of then vested benefits, and the actuarial assumptions and calculations used to determine such present value are listed on Schedule 3.19 hereto. The Company is not delinquent in any payments under any of such plans. The Company is and has at all times been in compliance with all applicable provisions of ERISA, the Code, and all regulations promulgated under ERISA or the Code and other federal and state statutes relating to such employee pension benefit plans.]

          (f) The Company and Belleview maintain employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA as listed on Schedule 3.19). The name of each plan, participants or class of participants and description of benefits are listed on Schedule 3.19 hereto. Each of the Company and Belleview is and at all times has been in compliance with all applicable provisions of ERISA, the Code, and all regulations promulgated under ERISA or the Code, and other federal and state statutes and regulations relating to such employee welfare benefit plans. Full payment has been made of all amounts that the Company and Belleview is required under the terms of such employee welfare benefit plans to have paid as contributions to such plans or as benefits under such plans except claims for benefits which are currently under administrative review pursuant to reasonable and consistent administrative procedures established for the operation of such plans.

          (g) Schedule 3.19 lists all other fringe benefits or payment practices maintained by the Company or Belleview and not otherwise identified in this section.

          (h) Copies of all documents constituting the plans or written agreement describing any employee benefit plan, letter agreement, compensation arrangement or other program maintained by each of the Company and Belleview have been previously furnished to RACF and Merger Sub or their representatives including any filings with any government office relating thereto, any contracts relating to assets of any such plans, and any actuarial or other calculations relating to the amount of benefits payable under such plans.

          (i) No event has occurred and no condition exists relating to any employee benefit plan (i) that could result in the imposition of an excise tax on the Company or Belleview, (ii) that would justify the attachment of a lien on the assets of the Company or Belleview, or (iii) that could result in fiduciary liability being imposed on the Company or Belleview under Section 404 of ERISA.

          (j) There are no pending or, to the knowledge the Company, threatened claims, suits, or other proceedings involving any employee benefit plan or compensation arrangement other than ordinary and usual claims for participants and beneficiaries.

          (k) The transactions contemplated by this Agreement will not result in any employee, former employee, or other person being entitled to any severance benefit other than the severance benefits described on
     Schedule 3.19 hereto.

     3.20 TRANSACTIONS WITH RELATED PARTIES. Except for transactions disclosed in Schedule 3.20, there have been no loans or other transactions between either of the Company or Belleview and any officer, director, shareholder or affiliate of the Company or Belleview. Except as disclosed in Schedule 3.20, neither the Company, Belleview, any officer or director of the Company or Belleview nor any spouse or child of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to the Company or Belleview. Not later than the Effective Time, all loans between the Company and its affiliates, directors and officers, shall have been paid, and each affiliate, director and officer of the Company or Belleview shall have released the Company and Belleview from any and all claims and such releases shall have been delivered to RACF.

     3.21 DIRECTORS AND OFFICERS; BANKS. Schedule 3.21 contains a true and complete list showing (i) the names of all the officers and directors of the Company; (ii) the names of all officers, managers and interest owners of Belleview; (iii) the name of each bank in which either the Company or Belleview has an account or a safety deposit box and the names of the persons authorized to draw thereon or having access thereto; and (iv) the name of each person holding a general or limited power of attorney from the Company or Belleview and the extent of such power.

     3.22 OWNERSHIP, QUALITY AND LOCATION OF MATERIAL ASSETS. Neither the Company nor Belleview utilizes in its business any assets not reflected in the Financial Statements except for assets which have been fully amortized or depreciated and which are owned or leased by the Company or Belleview, and franchises, licenses, trademarks and tradenames. All properties and assets of the Company or Belleview are in the possession and control of the Company and Belleview, as the case may be. As of the date hereof, no physical assets of any value (other than employee personal effects) are on the premises at the locations operated by the Company which do not belong to or are not leased by the Company.
                                      -18-

     3.23 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor Belleview have liabilities of any nature, whether accrued, absolute, contingent or otherwise, not disclosed elsewhere herein or in the Schedules hereto or adequately reflected or reserved against in the Financial Statements, other than current liabilities incurred in the ordinary course of business since March 31, 1996.

     3.24 BROKERAGE. Neither the Company nor the Shareholders have retained any broker or finder in connection with the transactions contemplated by this Agreement. If any broker or finder asserts a claim for a fee as a result of such transactions, based upon a contract, written or oral, with either the Company and/or any of the Shareholders, such claim shall be payable by the Shareholders.

     3.25 PERMITS. Except as set forth on Schedule 3.25, (a) each of the Company and Belleview has all licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders necessary to conduct its business and to operate its properties and assets, and such licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders are in full force and effect and are set forth in Schedule 3.25; (b) no violations exist in respect of any license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order of the Company or Belleview; (c) no proceeding is pending or threatened looking toward the revocation or limitation of any such license, clearance, permit, franchise, grant, authorization, easement, consent, certificate or order and there is no basis or ground for any such revocation or limitation. Each of the Company and Belleview has complied with all laws, rules, regulations, ordinances, codes, licenses, clearances, permits, franchises, grants, authorizations, easements, consents, certificates and orders relating to any of its properties or applicable to its business, including, but not limited to, labor, equal employment opportunity, occupational safety and health, consumer protection, environmental, securities and antitrust laws and regulations. Neither the Company nor Belleview is in violation of any applicable zoning, building or environmental regulation, ordinance or other law, order, regulation, restriction or requirement relating to its operations or properties, whether such properties are owned or leased, and no governmental body or other person has claimed that any such violation exists, or called attention to the need for any work, repairs, construction, alterations or installation on or in connection with the properties of the Company and Belleview. The Company has no knowledge of any pending or threatened action or proceeding which could result in a modification or termination of the zoning laws which modification or termination would adversely affect the Company or Belleview or any of their property.

     3.26 FULL DISCLOSURE. No information furnished, or to be furnished, by either the Company or any of the Shareholders to RACF or Merger Sub or their representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules hereto) is, or will be, false or misleading and such information includes all facts required to be stated therein or necessary to make the statements therein not misleading.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

                               OF THE SHAREHOLDERS

     Each of the Shareholders hereby represents and warrants to RACF and Merger Sub with respect to itself, and not with respect to any other Shareholder, as follows:

     4.1 TITLE TO SHARES. Each Shareholder owns the Shares set forth opposite his name in Schedule B hereto free and clear of any lien, encumbrance, adverse claim, restriction on sale or transfer (other than restrictions imposed by applicable securities laws), preemptive right, limitations on voting rights or option, and has the authority to dispose of such Shares pursuant to this Agreement.

     4.2 EFFECT OF AGREEMENT ON SHAREHOLDERS. The execution, delivery and performance of this Agreement by each Shareholder and the consummation by each Shareholder of the transactions contemplated hereby has been duly authorized by such Shareholder and will not require any notice to, filing with, or the consent, approval or authorization of any person or governmental authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which any Shareholder is a party or is bound or to which any of the Shareholder's assets are subject,
(ii) conflict with, violate or result in a breach of any provision of the charter documents or trust agreement of any Shareholder which is not a natural person or (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to any Shareholder or by which any of their respective properties or assets is bound or affected.

     4.3 LEGAL PROCEEDINGS. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the best knowledge of each Shareholder threatened, against such Shareholder, at law, in equity, or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

     4.4 CONSENTS. No consent of, or order of or filing with, any court or governmental body or other person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by each Shareholder.

     4.5 INVESTOR STATUS. Each Shareholder hereby acknowledges that the acquisition of the RACF Shares pursuant to this Agreement is suitable only for sophisticated investors and is being offered and issued under an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, (the "Securities Act") and the Rules and Regulations promulgated thereunder and the applicable state securities laws and that this Agreement has not been submitted to or reviewed by the Securities and Exchange Commission ("SEC") or the securities regulation agency of any state or any other governmental agency. Each Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks incident to the acquisition of the RACF Shares. Each Shareholder has adequate means of providing for his current needs and possible contingencies and has no need for immediate liquidity for the RACF Shares. Each Shareholder has made his own examination of RACF and has depended on the advice of such Shareholder's own counsel and advisors and acknowledges that the terms of this Agreement were the subject of arms-length negotiations between the Shareholders and RACF.

     4.6 ABSENCE OF MARKET. Each Shareholder acknowledges that he must bear the economic risk of his investment in the RACF Shares for an indefinite period of time since the RACF Shares have not been registered under the Securities Act, nor any state securities laws, and therefore cannot be sold unless the RACF Shares are subsequently registered under the Securities Act and applicable state laws or an exemption from registration is available.

     4.7 ACCESS TO INFORMATION. Each Shareholder represents that he has received and reviewed to his satisfaction all documents and information that he considers material to his acquisition of the RACF Shares. Each Shareholder acknowledges that all documents, records, and books (including books and records of RACF and all SEC filings and disclosures made by RACF) have been made available for inspection by his attorney and/or accountant and appropriate representatives of the Shareholder, and that Shareholder has received copies of all documents requested by such Shareholder in connection with his evaluation of this investment. Each Shareholder represents that such Shareholder and his representatives have had an opportunity to ask questions of and receive answers from RACF regarding RACF and all questions and inquiries made by such Shareholder have been responded to satisfactorily.

     4.8 NO ASSURANCES. Each Shareholder represents that none of the following has been represented, guaranteed, or warranted to such Shareholder by RACF, Merger Sub or their agents or employees, or any other person, expressly or by implication:

          (i) subject to the obligations of the RACF under the Registration Rights Agreement, the length of time that the Shareholder will be required to remain as the owner of the RACF Shares;

          (ii) the profit to be realized, if any, as a result of the acquisition of the RACF Shares;

          (iii) that the past performance or experience on the part of RACF, or any officer, director or affiliate, their partners, salesmen, associates, agents, or employees, or of any other person, will in any way guarantee the actual results of the ownership of the RACF Shares; or

          (iv) that any projections, forecasts or other forward looking information ("Objectives") constitute a guarantee, representation or warranty that such Objectives can, or will, be achieved.

     4.9 INVESTMENT PURPOSES. Each Shareholder hereby represents and warrants to RACF that he is acquiring the RACF Shares for investment purposes only, for his own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. No Shareholder has any agreement or other arrangement with any person or entity to sell, transfer or pledge any part of the RACF Shares and such Shareholder has no plans to enter into any such agreement or arrangement, except to extent permitted under Section 6.3 hereof or a pledge of the RACF Shares pursuant to a bona fide institutional loan to such Shareholder.

     4.10 LEGEND. The Shareholders acknowledge that the certificates representing the RACF shares to be delivered by RACF will bear the following restrictive legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES OR SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY SIMILAR REQUIREMENTS OF ANY APPLICABLE STATE SECURITIES LAW."

                                    ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, prior to the Effective Time, unless RACF and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) The businesses of the Company shall be conducted only in, and the Company shall not take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to maintain and preserve its business organization, assets, prospects, employees and advantageous business relationships;

          (b) The Company shall not, directly or indirectly, do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Company or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares or (ii) pledge, dispose of or encumber, except in the ordinary course of business, any assets of the Company (including any indebtedness owed to it or any claims held by it); (iii) amend or propose to amend its charter or bylaws or similar organizational documents; (iv) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (vi) transfer any assets or liabilities to any subsidiary;

          (c) The Company shall not, directly or indirectly, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other individual or entity; (ii) acquire any assets for a value in excess of $10,000 other than in the ordinary course of business;
     (iii) dispose of any assets with a value in excess of $10,000 other than in the ordinary course of business; (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, make any loans or advances or enter into any other transaction, except in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization or any release or relinquishment of any contract right; or (vi) authorize or propose any of the foregoing or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) The Company shall not enter into or adopt any new, or amend any existing, severance or termination benefit arrangements, consulting agreements, any employment benefit plans, or arrangement;

          (e) Except for arrangements existing prior to March 31, 1996 or as noted in 3.19, the Company (except for salary increases or other employee benefit arrangements in the ordinary course of business) shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee or increase or pay any benefit not required by any existing plan and arrangement;

          (f) The Company shall not, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's Financial Statements or incurred in the ordinary course of business and consistent with past practice;

          (g) The Company shall not, waive, release, grant or transfer any franchises, franchise agreements, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights or know-how or modify or change in any respect any existing license, lease, contract franchise, franchise agreement or other document, other than in the ordinary course of business and consistent with past practice;

          (h) The Company shall use its best efforts to preserve its business organization intact, to keep available the services of its current officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having significant business relationships with the Company;

          (i) The Company shall not make capital expenditures in the aggregate in excess of $50,000; or

          (j) The Company shall not authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.2 CONDUCT OF BUSINESS BY BELLEVIEW PENDING THE MERGER. The Company covenants and agrees that, prior to the Effective Time, unless RACF and Merger Sub shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

          (a) The businesses of Belleview shall be conducted only in, and Belleview shall not take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to cause Belleview to maintain and preserve its business organization, assets, prospects, employees and advantageous business relationships; and

          (b) Belleview shall not directly or indirectly take any action which the Company is prohibited from taking pursuant to Section 5.1 hereof.

                                    ARTICLE 6
                                COVENANTS OF RACF

     6.1 EMPLOYMENT AGREEMENTS. RACF agrees to cause the Surviving Corporation to enter into the employment agreements listed on Schedule 6.1 with certain officers of the Company effective as of the Effective Time.

     6.2 REGISTRATION RIGHTS. RACF agrees to enter into a Registration Rights Agreement in the form of Exhibit A hereto at the Closing setting forth the terms and conditions applicable to the registration of a portion of the RACF Shares received by the Shareholders under this Agreement.

     6.3 CAPITAL LOAN. On the Effective Date, RACF shall loan an amount (on terms determined by RACF) not exceeding $675,000 to the Surviving Corporation for use of the Surviving Corporation in repaying all outstanding loans to the Surviving Corporation from the Shareholders in the amounts set forth on Schedule 3.20.

     6.4 INFORMATION TO LENDER. RACF shall cooperate with the Shareholders to provide such information as is reasonably required by any lender providing loans to the Shareholders secured by a pledge of the RACF Shares.

     6.5 WAREHOUSE CREDIT LINE. RACF shall use its best efforts to cause the Shareholders to be released as guarantors of the Company's existing warehouse credit line.

                                    ARTICLE 7
                  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

     7.1 NO SHOPPING. Neither the Company nor the Shareholders will, directly or indirectly, through any officer, director, agent, representative or otherwise, (i) solicit, initiate or encourage submission of proposals or offers from any person (other than RACF and Merger Sub), relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, or business combination with the Company, or (ii) participate in any discussions or negotiations regarding, or furnish to any person (other than RACF and Merger Sub) any information with respect to, any of the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company shall promptly notify RACF and Merger Sub if it receives any such proposal or offer or any inquiry or contact with respect thereto.

     7.2 APPROVAL OF MERGER. Each of the Shareholders agrees that in accordance with Section 228 of the Delaware Law, by execution and delivery of this Agreement such Shareholder consents to and approves the Merger to the same extent and with the same force and effect as if such Shareholder had consented to, approved and voted for the Merger at a formal meeting of the Company's shareholders duly called and held for the purpose of acting upon the proposal to approve the Merger.

     7.3 RELEASE. Each of the Shareholders, in the capacity as shareholders of the Company, hereby agrees to execute and deliver on the Effective Date a release of the Company in the form of Exhibit D hereto from any and all claims resulting from or related to any matter arising prior to the Effective Date.

     7.4 GENERAL PROHIBITION ON TRANSFER. For a period of 180 days following the Effective Date, no Shareholder shall, directly or indirectly, sell, assign, transfer, grant a participation in, pledge, encumber or in any way dispose of any RACF Shares (or solicit any offers to buy or otherwise acquire, or to take a pledge of any RACF Shares), other than a sale of such RACF Shares pursuant to a registered public offering to the extent permitted pursuant to the terms of
Section 6.3 hereof or a bona fide pledge of such RACF Shares.

     7.5 CONSENTS. The Company and the Shareholders hereby covenant and agree to obtain all material consents, waivers, authorizations and approvals as may be required with respect to the consummation of the transactions contemplated hereby, including the change of control of the Company, under (i) any indenture, contract, lease, sublease, loan agreement, note or other agreement of which the Company is a party or pursuant to which the assets of the Company are subject or
(ii) any law, rule, regulation, ordinance, order, writ, injunction, decree, license or permit applicable to the Company or by which any of its assets or properties are bound or affected.

     7.6  CONFIDENTIAL INFORMATION.

     (a) For purposes of this Agreement, "Confidential Information" shall mean any proprietary information, and any information which the Surviving Corporation reasonably considers to be proprietary, pertaining to the Surviving Corporation's past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by the Surviving Corporation's sales and maintenance personnel, quality control procedures or standards, procedures and methods of cost or installation of the Surviving Corporation's products or components, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, and the type, volume or profitability of work for such customers, drawings, records, reports, documents, manuals, techniques, procedures, formulae, ratings, design information, data, statistics, trade secrets and all other information of any kind or character relating to the Surviving Corporation, whether or not reduced to writing.

     (b) Each Shareholder acknowledges that such Shareholder has and may have access to Confidential Information and that such Confidential Information constitutes valuable, special and unique property of the Surviving Corporation. At no time shall such Shareholder (i) use any Confidential Information in any manner adverse to the business interests of the Surviving Corporation, or (ii) disclose any such Confidential Information to any person or entity for any reason or purpose whatsoever. Upon the request of the Surviving Corporation, each Shareholder shall deliver to the Surviving Corporation all letters, notes, computer disks, software, notebooks, reports and other materials which contain Confidential Information and which are in the possession or under the control of such Shareholder, whether or not prepared by such Shareholder.

     (c) All records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of the Surviving Corporation's business, which have been conceived, prepared or developed by a Shareholder in connection with his ownership interest in the Company, employment by the Company or otherwise, either alone or with others (herein called "WORK PRODUCT"), shall be the sole property of the Surviving Corporation. Upon request of the Surviving Corporation, such Shareholder shall deliver all Work Product to the Surviving Corporation.

     7.7 AGREEMENT NOT TO COMPETE. As a material inducement to RACF and Merger Sub to enter into this Agreement, each Shareholder agrees not to compete in any geographic region where the Surviving Corporation conducts business for a period equal to the later of (i) 36 months after the Effective Date or (ii) the expiration of any noncompete period applicable to such Shareholder pursuant to any written employment agreement between such Shareholder and the Surviving Corporation. "COMPETE" means direct participation and/or indirect participation as a partner, officer, director, employee, contractor, agent or shareholder (other than as a holder of less than ten percent (10%) of the outstanding capital stock of any corporation or other entity whose equity securities are traded on a national securities exchange) in any business engaged in the origination, purchase, sale and/or securitization of mortgage loans.

     7.8 AGREEMENT NOT TO SOLICIT CUSTOMERS AND EMPLOYEES. Each Shareholder agrees that for a period equal to the later of (i) 36 months after the Effective Date or (ii) the expiration of any nonsolicitation period applicable to such Shareholder pursuant to any written employment agreement between such Shareholder and the Surviving Corporation, he shall not, either alone or on behalf of any business competing with the Surviving Corporation, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, the Surviving Corporation to terminate his employment or agency, as the case may be, with the Surviving Corporation, or (ii) solicit, divert, or attempt to solicit or divert, or otherwise accept as a loan source, supplier or customer, any person, concern or entity which sells the Surviving Corporation's products and services, furnishes products or services to, or receives products and services from, the Surviving Corporation, nor will he attempt to induce any such loan source, supplier or customer to cease being (or any prospective loan source, supplier or customer not to become) a loan source, supplier or customer of the Surviving Corporation.

     7.9 INDEPENDENT COVENANTS. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

     7.10 INJUNCTIVE RELIEF. In the event of a breach or threatened breach by a Shareholder of the provisions of this Article 7, the Surviving Corporation shall be entitled to an injunction to prevent irreparable injury to the Surviving Corporation. Nothing herein shall be construed as prohibiting the Surviving Corporation from pursuing any other remedies available to the Surviving Corporation for such breach or threatened breach, including the recovery of damages from the Shareholder.

     7.11 REPAYMENT OF SHAREHOLDER LOANS. At the Closing, the Shareholders shall repay all outstanding loans owed by the Shareholders to the Company.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

     8.1 EXPENSES. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. Schedule 8.1 sets forth all expenses of whatever kind and nature, including without limitation, legal fees, accounting fees, and brokerage fees incurred by the Company in connection with this Agreement and the transactions contemplated hereby (the "Shareholders Expenses"). The Shareholders agree that the total amount of Shareholder Expenses shall not exceed $100,000. The lesser of (i) 25% of such Shareholder Expenses or (ii) $25,000 of Shareholder Expenses shall be borne by the Company and the remaining amount of the Shareholders Expenses will be borne and paid by the Shareholders on the Effective Date. On the Effective Date, the Company shall provide to RACF and Merger Sub, evidence reasonably satisfactory to each of them of the amount of Shareholder Expenses known as of the Effective Date listing the total of such expenses incurred by the Company and the date when the Company last incurred such expenses (a date no later than the Effective Date).

     8.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to take, or cause to be taken, all action and (ii) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (iii) to use all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts and to notify each of the other parties hereto of any request for prepayment with respect thereto; provided however, all reasonable efforts with respect to obtaining waivers, consents and approvals under loan agreements does not obligate the parties hereto to make any prepayment on any such loan, (iv) to use all reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state, local or foreign law or regulations, (v) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (vi) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (vii) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by governmental authorities.

     8.3 NOTIFICATION OF CERTAIN MATTERS. Each party will promptly give written notice to the other parties upon becoming aware of the occurrence or failure to occur, or impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, a breach of any of its representations, warranties or covenants contained in this Agreement and will use all reasonable efforts to prevent or promptly remedy the occurrence or failure. No such notification shall limit or affect the representations, warranties, covenants or conditions or remedies of the parties hereunder.

     8.4  ACCESS TO INFORMATION.

          (a) The Company shall, and shall cause Belleview and the Company's officers, directors, employees and agents to, afford the officers, employees and agents of RACF and Merger Sub complete access at all reasonable times to its officers, employees, agents, properties, facilities, books, records and contracts and shall furnish RACF and Merger Sub all financial, operating and other data and information as RACF and Merger Sub through their officers, employees or agents, may reasonably request. RACF and Merger Sub will hold and will cause their respective representatives to hold in strict confidence all documents and information concerning the Company furnished to RACF or Merger Sub in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by RACF or Merger Sub (or their respective affiliates) prior to its disclosure to RACF or Merger Sub by the Company, (ii) in the public domain through no fault of RACF or Merger Sub or (iii) later lawfully acquired by RACF or Merger Sub (or their respective affiliates) from other sources and will not release or disclose such information to any other person, except in connection with this Agreement to (i) their respective auditors, attorneys, financial advisors and other consultants or advisors, (ii) responsible financial institutions, partnerships and individuals after RACF or Merger Sub, as the case may be, has made reasonable efforts to cause such financial institutions, partnerships and individuals to agree to be bound by the provisions of this Section 8.4 as if the reference to RACF or Merger Sub herein were to them (it being understood that such persons shall be informed by RACF or Merger Sub of the confidential nature of such information and shall be directed by RACF or Merger Sub to treat such information confidentially) and (iii) Bear, Stearns and Co. Inc. and its representatives; provided that RACF, Merger Sub and their respective representatives may provide such documents and information in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the documents or information which, on the advice of counsel, is legally required to be furnished, and provided that RACF or Merger Sub, as the case may be, notifies the Company of its obligation to provide such information prior to such disclosure and fully cooperates with the Company to protect the confidentiality of such documents and information under applicable law. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) previously known by RACF, Merger Sub or their respective affiliates, prior to its disclosure to RACF or Merger Sub by the Company, (ii) in the public domain through no fault of RACF or Merger Sub, or (iii) later lawfully acquired by RACF, Merger Sub or their respective affiliates, from other sources, and, if requested by the Company, RACF or Merger Sub will destroy or return to the Company all copies of written information furnished by the Company to RACF, Merger Sub or their respective affiliates, agents, representatives or advisers.

          (b) No investigation pursuant to this Section 8.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          (c) Schedules may be prepared and submitted by the Company after the date of this Agreement; provided however, that any schedule which is not attached hereto at the time that RACF and Merger Sub execute this Agreement shall not be subsequently attached hereto or incorporated herein unless the form and substance of such schedule is acceptable to RACF and Merger Sub.

     8.5 INFORMATION FOR OTHER FILINGS. The parties represent to each other that the information provided and to be provided by RACF, Merger Sub and the Company, respectively, for use in any document to be filed with any other governmental agency or authority in connection with the transactions contemplated hereby shall, at the respective times such documents are filed with the governmental agency or authority and on the Effective Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and the Company, RACF and Merger Sub each agree to so correct any such information provided by it for use in such documents that shall have become false or misleading.

     8.6 ACTIONS BY SHAREHOLDERS. All collective decisions of the Shareholders regarding any matter related to this Agreement, including, but not limited to, the granting of any consent or waiver hereunder, any action taken under Article 10 hereof or any action taken under the Registration Rights Agreement shall be made by the vote of the holders of a majority of the Shares of the Company (with respect to any action taken prior to the Effective Time) or by the holders of a majority of the RACF Shares issued pursuant to this Agreement (with respect to any action taken after the Effective Time).

                                    ARTICLE 9
                                   CONDITIONS

     9.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would make the acquisition or holding directly or indirectly by RACF of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

     9.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived):

          (a) each of RACF and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

          (b) the representations and warranties of RACF and Merger Sub in this Agreement shall be true and correct in all material respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

          (c) RACF and Merger Sub shall have furnished to the Company a certificate, dated the Effective Date, signed by a responsible officer of each of RACF and Merger Sub, to the effect that all conditions set forth in
     Section 9.2(a) and (b) have been satisfied; and

          (d) the Company and the Shareholders shall have received an opinion dated the Effective Date of counsel to RACF and Merger Sub, in the form of Exhibit B hereto, which opinion shall be satisfactory to counsel for the Company.

     9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF RACF AND MERGER SUB. The obligations of RACF and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions (unless waived):

          (a) the Company shall in all respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

          (b) the representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all respects when made and at the Effective Time with the same force and effect as though made at such time, except as affected by the transactions contemplated hereby;

          (c) the Company shall have furnished to RACF and Merger Sub a certificate, dated the Effective Date, signed by a responsible officer of the Company, to the effect that all conditions set forth in Section 9.3(a) and (b) have been satisfied;

          (d) if so requested by RACF, any members of the Company's Board of Directors shall have irrevocably tendered their resignations effective as of the Effective Time and the Company shall have accepted such resignations;

          (e) RACF and Merger Sub shall have received an opinion dated the Effective Date of Ducker, Seawell & Montgomery, P.C., counsel to the Company and the Shareholders, in the form of Exhibit C hereto, which opinion shall be satisfactory to counsel for RACF and Merger Sub;

          (f) all outstanding loans owed by any Shareholder, officer or director of the Company shall have been repaid in full to the Company and the releases described in Section 3.20 shall have been delivered to RACF;

          (g) RACF and Merger Sub shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and a copy of the resolutions or other consent of the shareholders of the Company approving the Merger, all certified by the Secretary of the Company on the Effective Date. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

          (h) RACF and Merger Sub shall have received a certificate of the Secretary of the Company dated the Effective Date, as to the incumbency and signature of the officers of the Company executing this Agreement and any certificate, agreement or other documents to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary;

          (i) RACF and Merger Sub shall have received (i) a copy, certified as of a date reasonably close to the Effective Date by the Secretary of State of Delaware, of the Certificate of Incorporation, together with all amendments thereto, of the Company, (ii) a copy, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Company, of the bylaws of the Company in effect on the Effective Date, (iii) a certificate or telex confirmation as of the Effective Date from the Secretary of State of Delaware as to the existence of the Company as a Delaware corporation, (iv) a certificate or telex confirmation as of not more than five business days prior to the Effective Date from the office of the Comptroller or other appropriate public official in each state in which the Company is qualified to conduct business certifying that the Company is in good standing in each such state, (v) a certificate dated the Effective Date from the Secretary or Assistant Secretary of the Company to the effect that the documents delivered pursuant to (i) are true and correct copies of such documents as on file with the Secretary of State of Delaware and no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date;

          (j) The Company shall have delivered to RACF and Merger Sub a copy, certified as of a date reasonably close to the Effective Date by the Secretary of State of Colorado, of the Articles of Association, together with all amendments thereto, of Belleview, (ii) a copy, certified as of the Effective Date by the Secretary or an Assistant Secretary of Belleview, of the operating agreement of Belleview in effect on the Effective Date, (iii) a certificate or telex confirmation as of the Effective Date from the Secretary of State of Colorado as to the existence of the Company as a Colorado limited liability company, (iv) a certificate dated the Effective Date from the manager of Belleview to the effect that the documents delivered pursuant to (i) are true and correct copies of such documents as on file with the Secretary of State of Colorado and no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date;

          (k) The Company shall have delivered to RACF and Merger Sub all necessary consents, waivers, authorizations and approvals so that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the change of control of the Company) will (i) result in the acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Company, Belleview or any Shareholder is a party or is bound or to which any of their assets are subject, (ii) conflict with, violate or result in a breach of any provision of the charter documents or bylaws of the Company or Belleview,
     (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, decree, license or permit applicable to the Company or Belleview or by which any of its properties or assets is bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or Belleview pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company, Belleview or any Shareholder is a party or by which the Company, any of the Shareholders or any of their assets is bound or affected;

          (l) RACF shall have received an opinion from Ernst & Young, LLP to the effect that the Merger shall be treated as a pooling under applicable accounting standards, including Sections B50.104, .105 and .106 of Accounting Standards, June 1, 1994;

          (m) Each Shareholder shall have executed and delivered to RACF a Release of the Company in the form of Exhibit D hereto; and

          (n) All schedules to be prepared and provided by the Company shall have been delivered to RACF and Merger Sub prior to the Closing in form and substance acceptable to RACF and Merger Sub in their sole discretion.

                                   ARTICLE 10
                        TERMINATION, AMENDMENT AND WAIVER

     10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of the Boards of Directors of RACF, Merger Sub and the Company;

          (b) by either of the Boards of Directors of Merger Sub or the Company if the Effective Time shall not have occurred on or before May 31, 1996; provided, however, that the right to terminate under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

          (d) by RACF and Merger Sub if, subsequent to the date hereof and prior to the Effective Date, there is any material change in the condition (financial or otherwise), business, operations, liquidity, property, assets, liabilities, obligations or prospects of the Company.

          The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

     10.2 EFFECT OF TERMINATION. Except as set forth in Sections 7.1 and 8.4(a), upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

     10.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.4 WAIVER. At any time prior to the Effective Time, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

                                   ARTICLE 11
                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY SHAREHOLDERS. The Shareholders shall indemnify and hold harmless RACF and the Surviving Corporation, their officers, directors, employees and controlling persons from any liability, damage, deficiency, loss, penalty, cost or expense, including attorneys fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 11 as "Costs"), arising from or attributable to any breach of any representation, warranty or agreement made by the Company or the Shareholders whether jointly and severally or severally herein or in any certificate delivered in connection with the transaction contemplated herein.

     11.2 INDEMNIFICATION BY RACF AND MERGER SUB. RACF and Merger Sub shall indemnify and hold harmless the Company, its officers, directors, employees and controlling persons and the Shareholders from Costs arising from or attributable to any breach of any representation, warranty or agreement made by RACF or Merger Sub herein or in any certificate delivered in connection with the transaction contemplated herein.

     11.3 PROCEDURES FOR RESOLUTION AND PAYMENT OF CLAIMS FOR INDEMNIFICATION.

          (a) If a party entitled to be indemnified under this Article 11 (the "Indemnitee") shall incur any Costs or determine that it is likely to incur any Costs, including without limitation claims by third parties, and believes that it is entitled to be indemnified against such Costs by another party hereunder (the "Indemnitor"), such Indemnitee shall deliver to the Indemnitor a certificate (an "Indemnity Certificate") signed by the Indemnitee which Indemnity Certificate shall:

          (i) state that the Indemnitee has paid or properly accrued Costs, or anticipates that it will incur liability for Costs for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

          (ii) specify in reasonable detail each individual item of Cost included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

          (b) In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnity Certificate, the Indemnitor shall within 30 days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. Should Indemnitee and the Indemnitor be unable to agree as to any particular item or items or amount or amounts, then Indemnitee and the Indemnitor shall arbitrate such dispute pursuant to Section 12.5 hereof.

          (c) Claims for Costs specified in any Indemnity Certificate to which an Indemnitor shall not object in writing, claims for Costs covered by a memorandum of agreement of the nature described in paragraph (b), claims for Costs the validity and amount of which have been the subject of arbitration as described in paragraph (b) and claims for Costs the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as "Agreed Claims".

          (d) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be satisfactory to such Indemnitee, and the payment of expenses). Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnitor. No Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff in any such action, the Indemnitor shall jointly and severally indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement of judgment. If an Indemnitor assumes the defense of an Indemnitee against a claim asserted hereunder, the Indemnitee shall give the Indemnitor access to the Surviving Corporation's books and records as necessary to conduct such defense and cooperate in such defense.

          (e) In the event that an Indemnitee subsequently recovers any or all of the amount of an Agreed Claim from a party other than the Indemnitor, the Indemnitee shall reimburse immediately to the Indemnitor, in cash, an amount equal to the amount of such previously paid Agreed Claim which shall have been recovered.

     11.4 MINIMUM COSTS. Notwithstanding anything herein to the contrary, no Indemnitee shall be entitled to indemnification hereunder unless the aggregate amount of Costs incurred by such Indemnitee shall exceed $100,000; provided however, that such minimum amount shall not apply to any Costs arising as a result of the breach the representations set forth in Sections 3.2, 3.5(g) or
4.1 hereof or any breach of the obligations of the Shareholders to pay Shareholder Expenses pursuant to Section 8.1 hereof.

                                   ARTICLE 12
                               GENERAL PROVISIONS

     12.1 PUBLIC STATEMENTS. So long as this Agreement is in effect, neither the Company nor RACF shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without consulting with and obtaining the consent of the other parties; provided, however, that such consent shall not be required where such release or announcement is required by applicable law.

     12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by Fed Ex or other nationally recognized overnight delivery service or facsimile transmission (if also sent by personal delivery, certified mail or overnight delivery service) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

          (a)  if to RACF or Merger Sub:

               RAC Financial Group, Inc.
               1250 W. Mockingbird Lane
               Dallas, Texas 75247
               Attn:  Eric C. Green
               Facsimile No. (214) 630-4725

               with a copy to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1700 Pacific Avenue
               Suite 4100
               Dallas, Texas  75201-4618
               Attn:  Terry M. Schpok, P.C.
               Facsimile No. (214) 969-4343

          (b)  if to the Company or the Shareholders:

               MortgagePlus, Incorporated
               7000 East Belleview
               Suite 100
               Greenwood Village, Colorado  80111
               Attn:  Steven A. Rubin
               Facsimile No. (303) 779-1721

               with a copy to:

               Ducker, Seawell & Montgomery, P.C.
               One Civic Center Plaza
               1560 Broadway, Suite 1500
               Denver, Colorado 80202
               Attn:  Robert C. Montgomery
               Facsimile No. (303) 861-4017

Notice so given shall (in the case of notice so given by mail) be deemed to be given and received in the fourth calendar day after posting, in the case of notice so given by overnight delivery service on the date of actual delivery and, in the case of notice so given by facsimile transmissions or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

     12.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of RACF and Merger Sub shall survive the Merger and remain in full force and effect on and after the Effective Date notwithstanding any investigations which may have been made by any of the parties prior thereto. The respective representations and warranties of the Company and the Shareholders shall survive the Merger and remain in full force and effect on and after the Effective Date notwithstanding any investigations which may have been made by any of the parties prior thereto.

     12.4 CLOSING. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Dallas, Texas or such other place as the parties may agree, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Section 9.

     12.5 ARBITRATION. In the event of any dispute with respect to indemnification rights under Section 11.3(b) of this Agreement, then the parties to such dispute shall select a mutually agreeable arbitrator to settle such disputed item or claims and the amounts thereof and the decision of the arbitrator shall be binding on the parties. In the event that an arbitrator cannot be mutually agreed upon, such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The opinion of the arbitrator shall be made in writing and mailed to each party. The arbitrator so selected shall proceed in accordance with the rules of the American Arbitration Association and the costs of such arbitration, including the fees of the arbitrator, shall be paid in accordance with the decision of the arbitrator, provided that the arbitrator shall assess all costs against any party if he finds such party did not act in good faith. Any such arbitration shall be conducted in Dallas, Texas.

     12.6 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder, shall not be assigned; and shall, except as aspects of the Merger are governed by Delaware Law, be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Texas without giving effect, to the principles of conflict of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                     ********** END OF ARTICLE 12 **********

                   AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

     IN WITNESS WHEREOF, RACF, Merger Sub, the Company and the Shareholders have caused this Agreement to be executed as of the date first written above.

                              RAC FINANCIAL GROUP, INC.


                              By: /s/ Daniel T. Phillips
                                 ---------------------------------
                                Name: Daniel T. Phillips
                                    ------------------------------
                                Title: President/Chief Executive
                                       Officer
                                     -----------------------------

                              FIRSTPLUS FINANCIAL WEST, INC.

                              By: /s/ Ronald M. Mankoff
                                 ---------------------------------
                                Name: Ronald M. Mankoff
                                     -----------------------------
                                Title: Chairman
                                     -----------------------------

                              MORTGAGE PLUS INCORPORATED


                              By: /s/ James S. Frank
                                 ---------------------------------
                                Name: James S. Frank
                                     -----------------------------
                                Title:  Manager
                                     -----------------------------

                              SHAREHOLDERS:

                              Frank Capital Co., LLC

                              /s/ James S. Frank
                              ------------------------------------
                              James S. Frank, Manager

                              /s/ James S. Frank
                              ------------------------------------
                              James S. Frank, as Trustee of
                                the Larsen White Trust

                              /s/ Garrett O. White
                              ------------------------------------
                              Garrett O. White

                              /s/ Garrett O. White
                              ------------------------------------
                              Garrett O. White, as Trustee of
                                the Berry Trust

                              Robert C. Knisely

                              /s/ Robert C. Knisely
                              -----------------------------------
                              Robert C. Knisely, as Trustee
                                of the Fairfax Trust

                              /s/ Steven A. Rubin
                              ------------------------------------
                              Steven A. Rubin

                              /s/Richard R. Holsclaw
                              ------------------------------------
                              Richard R. Holsclaw